UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 26, 2016

WILLIAMS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-34831	20-2485124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 573-2000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On August 26, 2016, Williams Partners L.P. (the “Partnership”) entered into a Common Unit Purchase Agreement (the “Agreement”) with The Williams Companies, Inc. (“Williams”) providing for the issuance and sale to Williams (the “Private Placement”) of 6,975,446 common units representing limited partner interests in the Partnership in a private placement transaction in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving a public offering. The common units will be sold for an aggregate purchase price of approximately $250 million, representing the reinvestment of a portion of the quarterly cash distribution received by Williams from the Partnership on August 12, 2016. The price per common unit of $35.84 is equal to the average of the high and low trading prices of the Partnership’s common units on the New York Stock Exchange for each of the five trading days from August 19 to August 25, 2016, less a discount of 2.5% per common unit, which price per common unit was calculated using the same method and discount that initially will be used to determine the price of the common units to be issued pursuant to the Partnership’s anticipated distribution reinvestment plan.

Item 7.01. Regulation FD Disclosure.

On August 26, 2016, Williams and the Partnership jointly issued a press release announcing the Private Placement. A copy of this press release is furnished and attached as Exhibit 99.2 hereto and is incorporated herein by reference. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act.

Item 8.01 Other Events

The description of the events set forth in Item 3.02 hereof is incorporated herein by reference. The Agreement is filed and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Common Unit Purchase Agreement dated as of August 26, 2016 between The Williams Companies, Inc. and Williams Partners L.P.

99.2	Press release dated August 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC,
its General Partner

By:	/s/ Robert E. Riley, Jr.
Robert E. Riley, Jr.
Assistant Secretary

DATED: August 26, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Common Unit Purchase Agreement dated as of August 26, 2016 between The Williams Companies, Inc. and Williams Partners L.P.

99.2	Press release dated August 26, 2016.